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                                                                     Exhibit 5.1


                           JONES, DAY, REAVIS & POGUE
                            2727 North Harwood Street
                               Dallas, Texas 75201




                                 June 15, 2000

Allied Riser Communications Corporation
1700 Pacific Avenue
Dallas, Texas  75201

                  Re: Registration on Form S-8 of 8,500,000 Shares of Common Stock, par value $0.0001 per share, of Allied Riser Communications Corporation

Ladies and Gentlemen:

                  We are acting as counsel to Allied Riser Communications Corporation, a Delaware corporation (the "Company"), in connection with the registration of 8,500,000 shares (the "Shares") of Common Stock, par value $0.0001 per share, of the Company pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement").

                  We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares of Common Stock are duly authorized and, when issued and delivered in accordance with the provisions of the Company's 2000 Stock Option and Equity Incentive Plan (the "Plan") against payment of the consideration therefor as provided in the Plan and having a value not less than the par value thereof, will be validly issued, fully paid, and nonassessable.

                  In rendering the foregoing opinion, we have relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,



                                        /s/ Jones, Day, Reavis & Pogue